CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of April 11, 2011, is by and between Medisafe 1 Technologies, Inc. a Delaware corporation (the “Company”), and Asher Zwebner, an individual residing at (“Consultant”).

WHEREAS, the Company desires to retain Consultant to provide certain business and financial advisory services in connection with the Company’s business opportunities and has agreed to issue shares of common stock of the Company as compensation for Consultant’s services pursuant to the terms and conditions hereinafter provided.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Term. Subject to the terms of this Agreement the Company hereby engages Consultant to provide consulting services for the Company and its affiliates for a period of six months (6) commencing on the date hereof.

2.           Duties. In acting under this Agreement as consultant to the Company, Consultant shall perform the following services:

a.	Develop an in-depth familiarization with the Company’s business objectives and bring to its attention potential or actual opportunities which meet those objectives or logical extensions thereof;

b.	Comment on the Company’s corporate development including such factors as position in competitive environment, financial performances vs. competition, strategies, operational viability, etc.;

c.
Identify prospective companies suitable as  merger or acquisition partners for the Company, perform appropriate diligence investigations with respect thereto, advise the Company with respect to the desirability of pursuing such prospects, and assist the Company in any negotiations which may ensue therefrom;

d.	Evaluate business strategies and recommend changes where appropriate;

f.	Critically evaluate the Company’s performance in view of its corporate planning and business objectives;

g.
Assist the Company with capital structuring and the placement of new debt and equity securities, including, without limitation, responding to any due diligence requests from prospective investors and coordinating legal counsel; and

h.	Any such other activities as the parties may mutually agree to, all with the objective of accomplishing the company’s business and financial goals.

Consultant shall be available for advice and counsel to the officers and directors of the Company and its affiliates subject to reasonable advance notice at such convenient times and places as may be mutually agreed upon.

3.           Compensation. In consideration of Consultant serving as consultant to the Company, the Company shall issue to Consultant Two Million (2,000,000) shares of common stock of the Company on the date hereof. The shares so issued shall be deemed fully earned on the date of execution of this Agreement.

4.           Expenses. The Company shall reimburse Consultant for reasonable expenses incurred by him in performing services under this Agreement, provided that: (a) Consultant submits to the Company evidence satisfactory to the Company of the amount and purpose of each such expense and (b) that Consultant obtains the Company’s written consent prior to incurring any expenses, such consent not to be unreasonably withheld.

5.           Confidential Information. During the term of this Agreement and any time following termination of this Agreement, Consultant shall not, directly or indirectly, disclose or permit to be known, to any person or entity, or use for any purpose other than as needed to perform consulting services for the Company or its affiliates, any confidential information acquired by him during the course of providing services under this Agreement that relates to the Company or any of its affiliates;  provided, however, that Consultant may disclose such information if requested or required by a government agency, regulatory or self-regulatory body with jurisdiction over Consultant.  For purposes hereof, the obligation to maintain confidentiality shall not apply to information which: (a) is otherwise known to Consultant (as evidenced by his written records), (b) is or enters into the public domain, through no fault of, action or failure to act by Consultant, (c) becomes known to Consultant from a third-party source whom Consultant does not know to be subject to any obligation of confidentiality, or (d) was independently developed by Consultant without any use of the information. Such confidential information includes without limitation proprietary information, trade secrets, know-how, market studies and forecasts, analyses of competitors, the substance of agreements with clients and others, and client lists.

6.           Company Property. All records, files, lists (including without limitation computer-generated lists), documents, equipment, and similar items relating to the business of the Company or any of its affiliates that Consultant prepares or receives from the Company or any of its affiliates will remain the Company’s sole property. Upon termination of this Agreement, Consultant shall promptly return to the Company all property of the Company or any of its affiliates that is then in his possession or under his control.

7.           No Violation. Consultant represents that his entry into this Agreement and his providing services hereunder will not conflict with any contract to which Consultant is a party.

8.           Nature of Relationship. In rendering services under this Agreement, Consultant will be an independent contractor and will not be considered as having an employee status or being entitled to participate in any Company employee plans, arrangements, or distributions.  The Company acknowledges that Consultant will be performing similar services for other clients and that Consultant is free to perform such services for other persons and entities.

9.           Notices.  (a) For a notice or other communication under this Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) priority mail or global express mail, in each case return receipt requested and postage prepaid; or (iii) internationally recognized overnight courier, with all fees prepaid.

(b)           For a notice or other communication under this agreement to be valid, it must be addressed to the receiving party at the one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a notice in accordance with this Section 9. A party sending a notice to the other party under this Agreement must also send a courtesy copy to any address specified below under the address of the receiving party. Any failure to deliver such a courtesy copy does not constitute breach of the sending party’s obligations under this Agreement or affect the validity of any notice given hereunder.

If to Medisafe 1 Technologies, Inc.:

5a Hataltan Street
Jerusalem, Israel 96926
Attention: Jacob Elhadad
Email:
Facsimile:

with a copy to:

Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, NY 10174
Attention:  Leslie Marlow,Esq.
Email: lmarlow@gracinmarlow.com
Facsimile: (212) 208-4657

If to Consultant:

Asher Zwebner
Email: asher@fxmng.com

with a copy to:

(c)           Subject to Section 9(d), a valid notice or other communication under this Agreement is effective when received by the receiving party. A notice or other communication is deemed to have been received as follows:

(1)           if it is delivered in person or sent by priority mail or by global expressmail, upon receipt as indicated by the date on the signed receipt; and

(2)           if the receiving party rejects or otherwise refuses to accept it, or if itcannot be delivered because of a change in address for which no notice was given, then upon thatrejection, refusal, or inability to deliver.

(d)           If a notice or other communication is received after 5:00 p.m. on a business day at the location specified in the address for the receiving party, or on a day that is not a business day, then the notice is deemed received at 9:00 a.m. on the next business day.

10.           Governing Law. This Agreement and all matters arising hereunder (including without limitation tort claims) are governed by the laws of the State of Delaware, without giving effect to principles of conflict of laws.

11.           Amendment. This Agreement may be amended only by written agreement of the parties.

12.           Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

The undersigned are signing this Agreement on the date stated in the introductory clause.

Medisafe 1 Technologies Corp.

By:	/s/ Jacob Elhadad
	Name:	Jacob Elhadad
	Title:	Chief Executive Officer

/s/ Asher Zwebner
Asher Zwebner